Exhibit 2.1
PURCHASE AGREEMENT
BY AND AMONG
WESTVILLE MANAGEMENT CORPORATION
AND
DRILLPETRO INC.
TECHDRILL INC.
AND
PRIDE INTERNATIONAL, INC.
SYNERGY GROUP CORP.
AND
PRIDE AMETHYST II LTD.
DATED AS OF NOVEMBER 8, 2006

PURCHASE AGREEMENT
     This Purchase Agreement is dated as of November 8, 2006 by and among (1) Westville Management Corporation, an international business company organized with limited liability under the laws of the British Virgin Islands (“Buyer”), (2) Drillpetro Inc., an international business company organized with limited liability under the laws of the Bahamas (“Drillpetro”), and Techdrill Inc., an international business company organized with limited liability under the laws of the Bahamas (“Techdrill” and together with Drillpetro, “Sellers”), (3) Synergy Group Corp., a corporation organized under the laws of Panama (“Synergy”), and Pride International, Inc., a corporation organized under the laws of the State of Delaware (“Parent”), and (4) Pride Amethyst II Ltd., an international business company organized with limited liability under the laws of the British Virgin Islands (the “Company”). Buyer, Sellers, Synergy, Parent, and the Company may hereinafter be referred to individually as a “Party” and together as the “Parties.”
W I T N E S S E T H
     WHEREAS, Sellers own common shares, par value $1.00 per share, of the capital stock of the Company;
     WHEREAS, Sellers have made subordinated loans to the Company;
     WHEREAS, the Company owns two direct Subsidiaries (as defined below), Petrodrill Four Limited, an international business company organized with limited liability under the laws of the British Virgin Islands (“Petrodrill Four”), and Petrodrill Five Limited, an international business company organized with limited liability under the laws of the British Virgin Islands (“Petrodrill Five” and together with Petrodrill Four, the “Petrodrills”);
     WHEREAS, Sellers desire to sell all of their direct and indirect interests in the Petrodrills to Buyer, and Buyer desires to purchase all of Sellers’ direct and indirect interests in the Petrodrills, in accordance with, and subject to the terms and conditions of, this Agreement and the Transaction Documents (as defined below);
     NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants, agreements and conditions contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.01 Definitions. For all purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
     “Adjusted Dayrate” shall mean, for any day with respect to a Rig under contract with a Third-Party Customer, (i) the standard operating daily rate for such Rig for such day specified under such contract, excluding (for the avoidance of doubt) any bonuses, less (ii) the sum of (A) the Opex Adjustment for such Rig for such day and (B) the Capex Adjustment for such Rig for such day.
     “Affiliate” means, in respect of a referenced Person, any other Person that directly or indirectly controls, is controlled by or is under common control with that referenced Person (for purposes of this definition, “control” means, in respect of a Person, the power to direct or cause the direction of the management or policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise);

provided, however, that, for all purposes of this Agreement, Barrier Enterprises, Barrier Resources, Drillpetro, Marwell, Techdrill and UKGB shall be deemed to be an “Affiliate” of Synergy whether or not Barrier Enterprises, Barrier Resources, Drillpetro, Marwell, Techdrill and UKGB meets the foregoing definition.
     “Agreement” means this Purchase Agreement, including all Exhibits and Schedules to this Purchase Agreement, and all amendments to any of the foregoing that may be made from time to time in accordance with the terms of this Purchase Agreement.
     “Amethyst IV” means that certain dynamically positioned, semi-submersible drilling rig registered in the Bahamas as the Pride Rio de Janeiro.
     “Amethyst V” means that certain dynamically positioned, semi-submersible drilling rig registered in the Bahamas as the Pride Portland.
     “Barrier Enterprises” means Barrier Enterprises (a.k.a. Barrier Interprises), the entity that was a party to the Assistance and Brokerage Agreement, dated October 15, 1995, by and among Pride Amethyst, Barrier Enterprises and Servin Corporation, S.A., as amended from time to time.
     “Barrier Resources” means Barrier Resources Limited, a company organized with limited liability under the laws of the Bahamas.
     “Benchmark Dayrate” shall mean, for any day with respect to a Rig, (a) if such Rig is under contract with Petrobras, US$256,500 per day or (b) if such Rig is under contract with any other customer, US$294,975 per day.
     “BiGem” means BiGem Holdings N.V., a corporation organized with limited liability under the laws of the Netherlands Antilles.
     “Business Day” means a day upon which national banks operating in Houston, Texas and New York, New York are open for business.
     “Buyer” has the meaning given to that term in the first paragraph of this Agreement.
     “Buyer Indemnitees” has the meaning given to that term in Section 7.01.
     “Buy-Sell Parties” means Buyer and Sellers.
     “Capex Adjustment” shall mean, for any day with respect to a Rig, (i) the difference equal to (A) the costs of any upgrade performed to the Rig after November 1, 2006 but on or prior to such day, minus (B) the sum of (1) any portion of such costs paid by the customer for the Rig through an increase in the mobilization fee for such Rig that is specifically identified in the contract with such customer as being in consideration of the upgrade and (2) if the upgrade involves the replacement of any equipment, the fair market value, if any, on the day of replacement of the used equipment that was replaced, divided by (ii) the Economic Life of the upgrade.
     “Chosen Court” means the United States District Court for the Southern District of New York; provided, however, that, to the extent the last sentence of Section 11.04 would otherwise permit pursuit or enforcement of a remedy in a court other than the United States District Court for the Southern District of New York, “Chosen Court” shall mean any court of the State of New York sitting in the County of New York.

     “Closing” has the meaning given to that term in Section 3.01.
     “Closing Date” has the meaning given to that term in Section 3.01.
     “Company” has the meaning given to that term in the first paragraph of this Agreement.
     “Company Shares” means common shares, par value $1.00 per share, of the capital stock of the Company.
     “Conveyed Property” has the meaning given to that term in Section 11.01.
     “Damages” means all liabilities, obligations, responsibilities, Taxes, interest, demands, claims, actions, causes of action, controversies, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses), whether foreseen or unforeseen, matured or unmatured, known or unknown or accrued or not accrued.
     “Drillpetro” has the meaning given to that term in the first paragraph of this Agreement.
     “Drillpetro Loan Interests” means any and all lender interests in loans made by Drillpetro to the Company.
     “Drillpetro Purchase Price” means cash in the aggregate amount of $168,928,571.
     “Drillpetro Shares” means 5,776 Shares represented by the Company’s Share Certificate No. 14.
     “Earn-Out Payment” has the meaning given to that term in Section 2.04.
     “Earn-Out Period” shall mean, with respect to a Rig, the period (a) starting immediately after expiration of the current 5-year term of the contracts with Petrobras for such Rig and (b) ending 6 years, plus an extension for a number of days equal to the length of any Excluded Time, later; provided, however, that the Earn-Out Period shall exclude any Excluded Time.
     “Earn-Out Statement” has the meaning given to that term in Section 2.04 of this Agreement.
     “Economic Life” shall mean, with respect to an upgrade, (i) if the upgrade is to the risers, cranes, BOP carrier or compensator, 4,380 days, (ii) if the upgrade is to the structure of the Rig (including a pontoon or column), 9,125 days or (iii) in the case of any other upgrade, the number of days in the firm term of the contract under which the Rig is contracted at the time of the upgrade (or, if the Rig is not then under contract, next after the time of the upgrade).
     “Encumbrances” means mortgages, pledges, liens, encumbrances, security interests, charges, claims, preemptive or subscription rights, rights of first refusal or offer, options, put or call rights, warrants, consent rights, restrictive covenants, easements, conditional and installment sale agreements, activity and use limitations, deed restrictions and any other contractual limitations or restrictions or title imperfection of any kind or nature (but, for the avoidance of doubt, shall not include restrictions on transfer that may be imposed under federal, state, local, foreign and provincial securities laws).
     “Excluded Agreements” means those agreements listed on Schedule 1.01A.

     “Excluded Time” shall mean, with respect to a Rig, any period the Rig is under contract with a customer but is not receiving the standard operating daily rate (a) because it is in transit to a shipyard, at a shipyard or in transit back from a shipyard or (b) because of force majeure or any equivalent concept (as defined in the contract with the customer).
     “Family Members” means the parents, siblings, children, and current or former spouse(s) of a given individual.
     “FCPA” has the meaning given to that term in Section 4.07.
     “GAAP” means United States generally accepted accounting principles consistently applied.
     “Governmental Official” means any official, officer, employee, or representative of any non-U.S. government department, agency or instrumentality (including any government-owned or -controlled commercial enterprise, such as a government-controlled oil company) or any outside consultancy group engaged thereby, or any official of a public international organization or political party, or candidate for political office outside the United States.
     “Indemnifying Party” has the meaning given to that term in Section 7.03.
     “Joint Venture Companies” means the Company, the Petrodrills, Pridemaritima, Petrodrill Engineering and BiGem.
     “Legislation” has the meaning given to that term in Section 4.07.
     “Loan Interests” means the Drillpetro Loan Interests and the Techdrill Loan Interests.
     “Liability Limitations” has the meaning given to that term in Section 7.05.
     “Marítima” means Marítima Petróleo e Engenharia Ltda., a privately held company with limited liability organized under the laws of Brazil.
     “Marwell” means Marwell Technologies Inc., a Bahamian company.
     “Material Adverse Effect” means an event or events that, individually or in the aggregate, (a) have had or could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company or any of its Subsidiaries, including any event or events that have resulted or could reasonably be expected to result in a loss, cost or diminution in value of $100,000 or more, (b) have had or could reasonably be expected to have a material adverse effect on the ability of any Party to perform its obligations under, or in connection with, this Agreement or any Transaction Document or (c) prevent or could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document.
     “Opex Adjustment” shall mean, for any day with respect to a Rig, the difference equal to:
     (i) the average daily operating costs of the Rig in respect of the 3-month period ending on the date of expiration of the current 5-year term of the contracts with Petrobras for such Rig, or anniversary thereof, last occurring on or prior to such day, including any third-party management, agency or similar fees incurred in respect of such 3-month period; provided, however, that, if Pride reasonably determines that there has been a change (such as a change in law or movement of the Rig to a new jurisdiction) such that such average daily operating costs are not reflective of the actual operating costs of the Rig on such day, Pride shall so notify Synergy and the amount described in this clause (i) shall then be adjusted as reasonably determined by Pride to reflect the effects of such change on the operating costs of the Rig on such day; minus
     (ii) the average daily operating costs of the Rig in respect of the 3-month period ending on the date hereof, excluding (A) any management, agency or similar fees incurred in respect of such 3-month period to any member of the Synergy Group (including pursuant to the Agency Agreements) and (B) any management fee incurred in respect of such 3-month period to any affiliate of Pride.
     Without limiting the proviso to clause (i) of this definition, for purposes of calculating the average daily operating costs of a Rig in respect of the 3-month period ending on the date of expiration of the current 5-year term of the contracts with Petrobras for such Rig, any third-party management, agency or similar fees incurred in respect of such 3-month period shall be excluded, but Pride shall include in their place any third-party management, agency or similar fees reasonably expected by Pride to be incurred in respect of the next contract (or revised daily rate) for such Rig. In addition, for purposes of this definition, any tax imposed on payments of charterhire pursuant to a contract with a customer for a Rig shall be deemed to be operating costs of such Rig.
     “Parent” has the meaning given to that term in the first paragraph of this Agreement.
     “Party” and “Parties” have the meanings given to those terms in the first paragraph of this Agreement.
     “Person” means any natural person, partnership, joint venture, corporation, limited liability company, limited liability partnership, association, business, unincorporated organization, trust, governmental authority, department or agency of a governmental authority or any other entity or organization.
     “Petrobras” means Petróleo Brasileiro S.A., a corporation organized under the laws of Brazil.
     “Petrodrill Corporation” means Petrodrill Corporation, a company organized under the laws of the Bahamas.
     “Petrodrill Corporation Stock Purchase Agreement” means the Stock Purchase Agreement dated as of the date hereof, by and among Buyer, Sellers and Synergy.
     “Petrodrill Engineering” means Petrodrill Engineering N.V., a corporation organized with limited liability under the laws of the Netherlands Antilles.
     “Petrodrill Five” has the meaning given to that term in the fourth paragraph of this Agreement.
     “Petrodrill Four” has the meaning given to that term in the fourth paragraph of this Agreement.

     “Petrodrill Offshore” means Petrodrill Offshore Inc., an international business company organized with limited liability under the laws of the Bahamas.
     “Petrodrill Three” means Petrodrill Three Limited, an international business company organized with limited liability under the laws of the British Virgin Islands.
     “Petrodrill Two” means Petrodrill Two Limited, an international business company organized with limited liability under the laws of the British Virgin Islands.
     “Petrodrills” has the meaning given to that term in the third paragraph of this Agreement.
     “Pride Entities” means (i) Parent and its Affiliates, (ii) the respective officers, directors, employees, agents, successors, predecessors, representatives, and attorneys of the persons described in clause (i) and (iii) Pridemaritima, Petrodrill Four, Petrodrill Five and the Company; provided, however, for the avoidance of doubt, that in no case shall the term include Petrodrill Engineering, Petrodrill Corporation, Petrodrill Two, Petrodrill Three and Petrodrill Offshore.
     “Pride Foramer” means Pride Foramer S.A.S., a company organized with limited liability under the laws of France.
     “Pridemaritima” means Pridemaritima, Ltd. (formerly Formaritima, Ltd.), an international business company organized with limited liability under the laws of the British Virgin Islands.
     “Pridemaritima Stock Purchase Agreement” means the Stock Purchase Agreement dated as of the date hereof, by and among Buyer, Marítima and Parent.
     “Prohibited Conduct” has the meaning given to that term in Section 4.07.
     “Purchase Price” means the Drillpetro Purchase Price and the Techdrill Purchase Price.
     “Rig” means either of the Amethyst IV or the Amethyst V.
     “Related Persons” means in respect of a referenced Person, the Affiliates of such Person and the respective officers, directors, employees, agents, successors, predecessors, representatives, and attorneys of such Person or any of its Affiliates.
     “Relevant Buyer Affiliate” means each Related Persons of Buyer taking action, or which Buyer is required to cause to take action, in connection with this Agreement or any other Transaction Document or executing, or which Buyer is required to cause to execute, this Agreement or any other Transaction Document.
     “Relevant Synergy Affiliate” means each Related Persons of Synergy taking action, or which Synergy is required to cause to take action, in connection with this Agreement or any other Transaction Document or executing, or which Synergy is required to cause to execute, this Agreement or any other Transaction Document.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Seller Indemnitees” has the meaning given to that term in Section 7.02.
     “Seller Shares” means the Drillpetro Shares and the Techdrill Shares.

     “Sellers” has the meaning given to that term in the first paragraph of this Agreement.
     “Share” means a common share, par value $1.00 per share, of the capital stock of the Company, including the corporate and financial rights pertaining to that common share (including rights to dividends and distributions in shares or other securities, in kind, in cash or otherwise) from and after the date of this Agreement.
     “Shareholders” means Drillpetro, Techdrill and Buyer.
     “Subsidiary” means, in respect of a referenced Person, any other Person of which more than 50% of either the equity interests, or control, is directly or indirectly beneficially owned by that referenced Person (for purposes of this definition, “control” means, in respect of a Person, the power to direct or cause the direction of the management or policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise).
     “Synergy” has the meaning given to that term in the first paragraph of this Agreement.
     “Synergy Entities” means (i) Synergy and its owners (direct or indirect), Affiliates and co-venturers (whether through a legal entity, by contract or other arrangement or otherwise), (ii) the respective officers, directors, employees, agents, successors, predecessors, representatives, and attorneys of the persons described in clause (i), and (iii) Petrodrill Engineering, Petrodrill Corporation, Petrodrill Two, Petrodrill Three and Petrodrill Offshore; provided, however, that in no case shall the term include Pridemaritima, Petrodrill Four, Petrodrill Five and the Company.
     “Taxes” means all federal, foreign, state and local net income, gross income, gross receipts, sales, use, ad valorem, value-added, franchise, withholding, payroll, employment, excise, property, excess profit or other taxes, together with any interest on those taxes and any penalties, additions to tax or additional amounts applicable to those taxes.
     “Tax Returns” means returns, information returns and statements and reports in respect of Taxes.
     “Techdrill” has the meaning given to that term in the first paragraph of this Agreement.
     “Techdrill Loan Interests” means any and all lender interests in loans made by Techdrill to the Company.
     “Techdrill Purchase Price” means cash in the aggregate amount of $46,071,429.
     “Techdrill Shares” means 1,574 Shares represented by the Company’s Share Certificate No. 15.
     “Third-Party Customer” shall mean, with respect to a Rig, a customer (other than the owner of the Rig and its Related Persons) that has such Rig under contract.
     “Transaction Documents” means all agreements, instruments, documents and other writings referenced in, or contemplated by, this Agreement or executed in connection with this Agreement or any of the agreements, instruments, documents and other writings referenced in, or contemplated by, this Agreement or executed in connection with the transactions contemplated by this Agreement or any of the foregoing agreements, instruments, documents or other writings.
     “UKGB” means U.K. Guaranty & Bonding Corp. Limited, a Bahamian company.
     “$” means the U.S. dollar, the legal currency of the United States of America.
     1.02 Interpretation. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter and vice versa. The terms “include,” “includes” and “including,” when used in this Agreement, shall be deemed to be followed by the words “without limitation.” Each reference to an Article, Section, Exhibit or Schedule in this Agreement shall be a reference to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise specified. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement. Each reference in this Agreement to a given agreement or instrument shall be a reference to that agreement or instrument as amended, supplemented, restated or otherwise modified from time to time. Headings in this Agreement are for the convenience of the Parties and have no effect on the meaning of this Agreement. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
ARTICLE II
PURCHASE AND SALE; CONSIDERATION
     2.01 Transfer of Shares. In accordance with, and subject to the terms and conditions of, this Agreement and the other Transaction Documents, Sellers shall, on the Closing Date, sell, convey, transfer, assign, set over and deliver to Buyer, and Buyer shall purchase from Sellers, the Seller Shares, free and clear of all Encumbrances.
     2.02 Transfer of Loan Interests. In accordance with, and subject to the terms and conditions of, this Agreement and the other Transaction Documents, Sellers shall, on the Closing Date, sell, convey, transfer, assign, set over and deliver to Buyer, and Buyer shall purchase from Sellers, the Loan Interests, free and clear of all Encumbrances.
     2.03 Purchase Price. The total consideration payable by Buyer to Sellers for the sale, conveyance, transfer, assignment, set-over and delivery of the Seller Shares and the Loan Interests in accordance with Sections 2.01 and 2.02 shall be as follows:
       (a) to Drillpetro for the Drillpetro Shares and the Drillpetro Loan Interests, the Drillpetro Purchase Price; and
       (b) to Techdrill for the Techdrill Shares and the Techdrill Loan Interests, the Techdrill Purchase Price.
       The total consideration shall be paid to Sellers in accordance with Section 3.02.
     2.04 Earn-Out Payments.
       (a) If, for any day during the Earn-Out Period, either Rig is under a contract with a Third-Party Customer at an Adjusted Dayrate in excess of the Benchmark Dayrate,

then, for such day, Drillpetro shall be entitled to 30% of the difference equal to (x) the Adjusted Dayrate for such Rig for such day, minus (y) the Benchmark Dayrate for such Rig (the “Earn-Out Payment”). For the avoidance of doubt, such Earn-Out Payment shall be payable in accordance with this Section 2.04 regardless of whether Buyer or any other Person is the registered owner of the Rig.
       (b) For each calendar month ending during the Earn-Out Period, Parent shall, within 30 days following the end of such month, cause to be prepared and delivered to Drillpetro a statement (the “Earn-Out Statement”) calculating the Earn-Out Payment for such month, if any.
       (c) Each Earn-Out Payment shall be received by Drillpetro within 10 days following the date of delivery of the applicable Earn-Out Statement by Parent, provided that Drillpetro has designated a bank account for this payment that satisfies the requirements of Section 2.04(d) at least three Business Days prior to the date on which such payment is to be made.
       (d) All Earn-Out Payments made to Synergy in connection with the Agreement shall be paid into an account established and used exclusively for payments from the Pride Entities. Drillpetro shall not permit any other transfers or deposits into such account prior to the end of the Earn-Out Periods for both Rigs plus a period of three (3) months thereafter.
ARTICLE III
THE CLOSING
     3.01 Time and Place. The (a) sale, conveyance, transfer, assignment, set over and delivery of the Seller Shares and the Loan Interests to Buyer, (b) delivery of the Purchase Price to Sellers, (c) consummation of the other transactions contemplated by this Agreement that, by their nature, are to be consummated at the Closing shall take place at a closing (the “Closing”) to be held at the offices of Baker Botts L.L.P., 910 Louisiana, Houston, Texas 77002, at 10:00 a.m. (or another mutually acceptable time and place) on the date of this Agreement (the time and date of the Closing, the “Closing Date”).
     3.02 Closing Sequence. The following actions in the sequence set forth in this Section 3.02 shall be taken at the Closing. The actions set forth in this Section 3.02 shall occur sequentially but shall be deemed to occur simultaneously; provided, however, that none of the actions taken pursuant to this Section 3.02 shall be valid, completed or binding until all of the actions to be taken pursuant to this Section 3.02 have been completed.
       (a) The parties to the agreements set forth on Schedule 3.02(a) shall cause the cancellation and termination of, and release and discharge of duties, liabilities, covenants and obligations under and in connection with, those agreements in accordance with a deed of release, discharge, cancellation and termination substantially in the form of Exhibit A.
       (b) The parties to the agreements set forth on Schedule 3.02(b) shall execute and deliver a deed of partial release and discharge substantially in the form of Exhibit B in respect of each of those agreements.

       (c) The parties to the agreements set forth on Schedule 3.02(c) shall execute and deliver a supplemental deed substantially in the form of Exhibit C in respect of each of those agreements.
       (d) Drillpetro Shares, Techdrill Shares and Loan Interests
       (i) Drillpetro shall deliver to Buyer a stock certificate representing the Drillpetro Shares duly endorsed to Buyer or accompanied by a stock power duly endorsed to Buyer.
       (ii) Techdrill shall deliver to Buyer a stock certificate representing the Techdrill Shares duly endorsed to Buyer or accompanied by a stock power duly endorsed to Buyer.
       (iii) Drillpetro, Techdrill, Buyer and the Company shall execute and deliver a general assignment and assumption agreement relating to the Drillpetro Shares, Techdrill Shares and Loan Interests substantially in the form of Exhibit D.
       (iv) Drillpetro, Techdrill and Buyer shall execute any other instruments of transfer of title required to transfer to Buyer good and valid title to the Drillpetro Shares, Techdrill Shares and Loan Interests, free and clear of all Encumbrances; and
       (v) The Company shall cause the registration of the transfer of the Drillpetro Shares and Techdrill Shares in accordance with this Section 3.02(d) to be reflected in the share register of the Company.
       (e) Purchase Price
       (i) Buyer shall transfer the Drillpetro Purchase Price in immediately available funds by wire transfer to an account or accounts specified by Drillpetro; and
       (ii) Buyer shall transfer the Techdrill Purchase Price in immediately available funds by wire transfer to an account or accounts specified by Techdrill;
       (f) Synergy and each Seller shall cause those directors and officers of the Company and each of the Petrodrills listed in Schedule 3.02(f) to resign as of the Closing Date and shall provide to Buyer evidence of those resignations.
     3.03 Deliveries by Sellers.
       (a) In addition to any items the Sellers are required to deliver by other provisions of this Agreement, each Seller shall, at the Closing, deliver or cause to be delivered to Buyer the following items:
       (i) copies of any and all governmental and other third-party consents, waivers and approvals required by that Seller for the consummation of the transactions contemplated by this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement and the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement);
       (ii) copies, certified by an executive officer of each Seller for the benefit of Buyer and Parent, of (A) that Seller’s certificate of incorporation,

bylaws or similar governing instrument and (B) corporate resolutions authorizing the execution and delivery of this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement and the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement) to which that Seller is party; and
       (iii) a certificate of an executive officer of each Seller for the benefit of Buyer and Parent identifying the name and title and bearing the signature of the officers of that Seller authorized to execute and deliver this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement and the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement) to which that Seller is party.
       (b) Each Seller shall, at the Closing, execute and deliver or cause to be executed and delivered (i) written instructions to the Company’s depositary, stock transfer agent or other appropriate party authorizing and directing the registration of the transfer of the Seller Shares from that Seller to Buyer, (ii) any other instruments necessary to amend the share registry of the Company to reflect the change in ownership of the Seller Shares and (iii) any documents required to demonstrate to the Registrar of Companies of the British Virgin Islands that the transfer of the Seller Shares from Sellers to the Buyer has occurred.
     3.04 Deliveries by Buyer. In addition to any items Buyer is required to deliver by other provisions of this Agreement, Buyer shall, at the Closing, deliver or cause to be delivered to Sellers and Synergy the following items:
       (a) copies of any and all governmental and other third-party consents, waivers and approvals required by Buyer for the consummation of the transactions contemplated by this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement, the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement), the Pridemaritima Stock Purchase Agreement and the Transaction Documents (as defined in the Pridemaritima Stock Purchase Agreement);
       (b) copies, certified by the Secretary or Assistant Secretary of Buyer for the benefit of Sellers and Synergy, of (i) Buyer’s certificate of incorporation, bylaws or similar governing instrument and (ii) corporate resolutions authorizing the execution and delivery of this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement, the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement), the Pridemaritima Stock Purchase Agreement and the Transaction Documents (as defined in the Pridemaritima Stock Purchase Agreement) to which Buyer is party; and
       (c) a certificate of the Secretary or Assistant Secretary of Buyer for the benefit of Sellers and Synergy identifying the name and title and bearing the signature of the officers of Buyer authorized to execute and deliver this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement, the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement), the Pridemaritima Stock Purchase Agreement and the Transaction Documents (as defined in the Pridemaritima Stock Purchase Agreement) to which Buyer is party.

     3.05 Deliveries by Synergy. In addition to any items Synergy is required to deliver by other provisions of this Agreement, Synergy shall, at the Closing, deliver or cause to be delivered to Buyer and Parent the following items:
       (a) copies of any and all governmental and other third-party consents, waivers and approvals required by Synergy for the consummation of the transactions contemplated by this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement and the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement);
       (b) copies, certified by an executive officer of Synergy for the benefit of Buyer and Parent, of (i) Synergy’s certificate of incorporation, bylaws or similar governing instrument and (ii) corporate resolutions authorizing the execution and delivery of this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement and the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement) to which Synergy is party; and
       (c) a certificate of an executive officer of Synergy for the benefit of Buyer and Parent identifying the name and title and bearing the signature of the officers of Synergy authorized to execute and deliver this Agreement, the Transaction Documents, the Petrodrill Corporation Stock Purchase Agreement and the Transaction Documents (as defined in the Petrodrill Corporation Stock Purchase Agreement) to which Synergy is party.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SYNERGY AND SELLERS
     Each of Synergy and Sellers represents and warrants to Buyer immediately prior to giving effect to the transactions contemplated by this Agreement and the Transaction Documents that:
     4.01 Incorporation; Qualification. Each of Synergy, Sellers and the other Relevant Synergy Affiliates is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate the properties and assets each currently owns, leases or operates and to carry on its business as is currently being conducted. Each of Synergy, Sellers and the other Relevant Synergy Affiliates is duly licensed or duly qualified to do business and is in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of each jurisdiction in which the character of the properties and assets that it now owns, leases or operates or the nature of the business it now conducts requires it to be so duly licensed or duly qualified, except where the failure to be so duly licensed or duly qualified does not constitute a Material Adverse Effect.
     4.02 Authorization of Agreement. Each of Synergy, Sellers and the other Relevant Synergy Affiliates has full corporate power and authority (a) to execute and deliver this Agreement and the Transaction Documents to which it is party, (b) to consummate the transactions contemplated by this Agreement and the Transaction Documents that are to be consummated by it, and (c) to perform all of the terms and conditions of this Agreement and the Transaction Documents that are to be performed by it. The execution and delivery by each of Synergy, Sellers and the other Relevant Synergy Affiliates of this Agreement and the

Transaction Documents to which it is party, the consummation by each of Synergy, Sellers and the other Relevant Synergy Affiliates of the transactions contemplated by this Agreement and the Transaction Documents that are to be consummated by it and the performance by each of Synergy, Sellers and the other Relevant Synergy Affiliates of all of the terms and conditions of this Agreement that are to be performed by it have been duly authorized and approved by all requisite corporate action on the part of each of Synergy, Sellers and the other Relevant Synergy Affiliates. Each of Synergy, Sellers and the other Relevant Synergy Affiliates has duly and validly executed and delivered this Agreement and the Transaction Documents to which it is party. This Agreement and the Transaction Documents to which any of Synergy, Sellers or the other Relevant Synergy Affiliates are parties constitute the legal, valid and binding obligations of those of Synergy, Sellers or the other Relevant Synergy Affiliates that are parties thereto, enforceable against each of those of Synergy, Sellers or the other Relevant Synergy Affiliates that are parties thereto in accordance with their respective terms and conditions, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law or under applicable legal codes).
     4.03 Consents and Approvals; No Violation. Except as set forth in Schedule 4.03, neither (a) the execution or delivery by each of Synergy, Sellers or the other Relevant Synergy Affiliates of this Agreement or any of the Transaction Documents to which it is party, nor (b) the fulfillment and compliance by each of Synergy, Sellers and the other Relevant Synergy Affiliates with the terms and conditions of this Agreement or the Transaction Documents to be complied with by it, nor (c) the consummation by each of Synergy, Sellers and the other Relevant Synergy Affiliates of the transactions contemplated by this Agreement and the Transaction Documents that are to be consummated by it will:
       (a) conflict with, result in a breach of or require the consent of any Person under any of the terms, conditions or provisions of the articles of association, memorandum of association, articles of incorporation, bylaws or equivalent governing instruments of Synergy, any Synergy Seller or any other Relevant Synergy Affiliate;
       (b) violate any provision of, or require any filing, consent, authorization, notice or approval under, any law, regulation, order, award, judgment, writ, injunction or decree applicable to, or binding upon, Synergy, any Synergy Seller or any other Relevant Synergy Affiliate;
       (c) conflict with, result in a breach of or default (without regard to requirements of notice or the lapse of time or both) under, give rise to any right of termination, cancellation or acceleration under, or require any consent, authorization, notice or approval under, the terms, conditions or provisions of (i) any mortgage, note, bond, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which any of Synergy, Sellers or the other Relevant Synergy Affiliates is a party or by which any of them is bound or to which any of their properties is subject or (ii) any other agreement, contract, lease, license or other instrument to which any of Synergy, Sellers or the other Relevant Synergy Affiliates is a party or by which any of them is bound or to which any of their properties is subject; or

       (d) result in the creation or imposition of any Encumbrance on any of the assets of the Company or any of its Subsidiaries or on any of the Shares or on any of the Loan Interests;
except, in the case of clauses (c) and (d) of this Section 4.03, to the extent of any matters that do not, individually or in the aggregate, constitute a Material Adverse Effect.
     4.04 No Brokers. Neither Synergy, any Seller or any other Synergy Related Person has, directly or indirectly, employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement or the Transaction Documents that might be entitled to a fee or commission from Buyer, Parent, the Company or its Subsidiaries, or any Affiliate of Buyer upon the execution of this Agreement or the Transaction Documents or the consummation of the transactions contemplated by this Agreement and the Transaction Documents.
     4.05 Ownership of the Seller Shares and Loan Interests.
       (a) The Drillpetro Shares, which consist of 5,776 common shares, par value $1.00 per share, of the capital stock of the Company and constitutes 55% of such capital stock, are owned beneficially and of record by Drillpetro, which holds good and valid title to the Drillpetro Shares free and clear of all Encumbrances. The Techdrill Shares, which consist of 1,574 common shares, par value $1.00 per share, of the capital stock of the Company and constitutes 15% of such capital stock, are owned beneficially and of record by Techdrill, which holds good and valid title to the Techdrill Shares free and clear of all Encumbrances. The Drillpetro Shares and the Techdrill Shares have been duly authorized and validly issued, are fully paid and non-assessable and are currently issued and outstanding. None of the Drillpetro Shares or the Techdrill Shares have been issued in violation of, or are subject to, any third-party preemptive or subscription rights, rights of first refusal or offer, options, put or call rights, warrants, consent rights, restrictive covenants or any other agreements with any third party. Drillpetro has full legal right, power and authority to sell, convey, transfer, assign, set over and deliver the Drillpetro Shares to Buyer in accordance with, and subject to the terms and conditions of, this Agreement and the Transaction Documents. Techdrill has full legal right, power and authority to sell, convey, transfer, assign, set over and deliver the Techdrill Shares to Buyer in accordance with, and subject to the terms and conditions of, this Agreement and the Transaction Documents. Drillpetro will, at the Closing, sell, convey, transfer, assign, set over and deliver to Buyer the Drillpetro Shares, free and clear of any and all Encumbrances, and Buyer will, at the Closing, acquire good and valid title to the Drillpetro Shares, free and clear of any and all Encumbrances. Techdrill will, at the Closing, sell, convey, transfer, assign, set over and deliver to Buyer the Techdrill Shares, free and clear of any and all Encumbrances, and Buyer will, at the Closing, acquire good and valid title to the Techdrill Shares, free and clear of any and all Encumbrances. Drillpetro and Techdrill have fully paid and otherwise discharged all Taxes and other duties, covenants, obligations and liabilities under, or in connection with, the Drillpetro Shares and the Techdrill Shares.
       (b) Drillpetro holds good and valid title to the Drillpetro Loan Interests free and clear of all Encumbrances. Techdrill holds good and valid title to the Techdrill Loan Interests free and clear of all Encumbrances. None of the Drillpetro Loan Interests or the

Techdrill Loan Interests have been repaid or discharged, in whole or in part. To the best knowledge of Synergy and Sellers having made diligent inquiry, the Drillpetro Loan Interests and the Techdrill Loan Interests are currently outstanding debt obligations of the Company. Drillpetro has full legal right, power and authority to sell, convey, transfer, assign, set over and deliver the Drillpetro Loan Interests to Buyer in accordance with, and subject to the terms and conditions of, this Agreement and the Transaction Documents. Techdrill has full legal right, power and authority to sell, convey, transfer, assign, set over and deliver the Techdrill Loan Interests to Buyer in accordance with, and subject to the terms and conditions of, this Agreement and the Transaction Documents. Drillpetro will, at the Closing, sell, convey, transfer, assign, set over and deliver to Buyer the Drillpetro Loan Interests, free and clear of any and all Encumbrances, and Buyer will, at the Closing, acquire good and valid title to the Drillpetro Loan Interests, free and clear of any and all Encumbrances. Techdrill will, at the Closing, sell, convey, transfer, assign, set over and deliver to Buyer the Techdrill Loan Interests, free and clear of any and all Encumbrances, and Buyer will, at the Closing, acquire good and valid title to the Techdrill Loan Interests, free and clear of any and all Encumbrances. Drillpetro and Techdrill have fully paid and otherwise discharged all Taxes and other duties, covenants, obligations and liabilities under, or in connection with, the Drillpetro Loan Interests and the Techdrill Loan Interests.
     4.06 Liabilities to Sellers. Except as set forth in Schedule 4.06, none of the Company or any of its Subsidiaries has any liability or obligation to Synergy, any Seller or any other Related Person of Synergy and none of Synergy, any Seller or any other Related Person of Synergy (a) has any authority to draw funds on any bank account maintained by or on behalf of the Company or any Subsidiary of the Company, (b) has any outstanding power of attorney (i) granted by the Company or any Subsidiary of the Company or (ii) relating to or affecting any of the assets or the conduct of business of the Company or any Subsidiary of the Company, (c) is a director or officer of the Company or either of the Petrodrills or (d) has any other legal or beneficial interest in the Company, either of the Petrodrills or their respective assets.
     4.07 No Illegal or Improper Transactions.
       (a) Sellers recognize that Parent is traded on the New York Stock Exchange, and that this Agreement is governed by the laws of the United States of America. In addition, Sellers recognize that the United States has enacted the Foreign Corrupt Practices Act, as amended (“FCPA”), which, in general, prohibits the promise, payment or giving of anything of value, either directly or indirectly, to any official of a non-U.S. government for the purpose of influencing any act or decision in his official capacity, or inducing him to use his influence with a non-U.S. government to assist in obtaining or retaining business or any improper advantage. Brazil has also adopted laws to combat bribery, conflicts of interest and/or corruption of Government Officials (hereinafter, with the FCPA, the “Legislation”).
       (b) Sellers are familiar with the Legislation and Sellers and all of their officers, directors, employees, agents, shareholders, owners (direct or indirect), partners, representatives, and consultants are and have been in compliance with the Legislation and have not taken any action in connection with any business or activities related to the Company or the Petrodrills which would cause any Party to be in violation of the Legislation.

       (c) None of Sellers’ officers, directors, employees, shareholders, or owners (direct or indirect) are or have been themselves Government Officials at any time during the period Sellers have held any interest in the Company or the Petrodrills. To the best of Sellers’ knowledge, none of the Family Members of any of Sellers’ officers, directors, employees, shareholders, or owners (direct or indirect) are or have been Government Officials at any time during the period Sellers have held any interest in the Company or the Petrodrills.
       (d) Sellers and all of their officers, directors, employees, agents, shareholders, owners (direct or indirect), partners, representatives, and consultants have not (unless permitted under the Legislation) paid, promised to pay, authorized the payment, given, promised to give, or authorized the giving of anything of value, including but not limited to direct or indirect payments, gifts, entertainment, travel expenses, political or charitable contributions, or services, to any Government Official, or to any third party at the request of or for the benefit of any Government Official, for purposes of (i) influencing any act or decision of such Government Official in his official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iii) securing any improper advantage; or (iv) inducing such Government Official to use his influence with the government or instrumentality thereof to affect or influence any act or decision of the government or such instrumentality, in each case in connection with any business or activities related to the Company or the Petrodrills (the “Prohibited Conduct”).
       (e) With respect to any business or activities of the Company or the Petrodrills and any payments made under this Agreement, (i) Sellers and all of their officers, directors, employees, agents, shareholders, owners (direct or indirect), partners, representatives, and consultants have not made, permitted, or assisted in making any off-the-books accounts, inadequately identified transactions, recording of non-existent expenditures, entry of liabilities with incorrect identification of their object or false documents; and (ii) Sellers have kept books, accounts and records that, in reasonable detail, accurately and fairly reflect all transactions and disposition of funds.
     4.08 Disclosure. To the best knowledge of Synergy and Sellers having made diligent inquiry, neither this Agreement nor any Transaction Document nor any letter, certificate or other document furnished by Synergy, any Seller or any other Relevant Synergy Affiliate to Buyer or any Relevant Buyer Affiliate or any of their representatives pursuant to this Agreement or any Transaction Document or in connection with the subject matter of this Agreement or any Transaction Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein and herein not misleading. There is no fact, event or circumstance that constitutes a Material Adverse Effect that has not been set forth in this Agreement or heretofore communicated to Buyer in writing. The Company owns beneficially and of record 100% of the capital stock of each of the Petrodrills and holds good and valid title to such capital stock. Petrodrill Four and Petrodrill Five owns beneficially and of record 100% of the Amethyst IV and Amethyst V, respectively, and hold good and valid title to such Rigs. Except as set forth in Schedule 4.08, the capital stock of each of the Petrodrills and the Rigs are free and clear of all Encumbrances.
     4.09 No Undisclosed Actions. None of Synergy, Sellers or any other Related Person of Synergy has taken any action, or failed to take any action, in respect of the Company or either of the Petrodrills or their respective ownership or operations or business (or caused the Company or the Petrodrills to take any such action or fail to take any such action), nor, to the best knowledge of Synergy and Sellers having made diligent inquiry, has the Company nor either of the Petrodrills taken any such action, that has not been disclosed in writing to Buyer or been taken or not taken without compliance with the Company’s or the Petrodrills’ governing documents, applicable law, the Pride Amethyst II Shareholders’ Agreement dated March 9, 2001, by and among Sellers, Parent, First Reserve Fund VI, Limited Partnership and First Reserve Fund VIII, L.P., or any other agreements among some or all of the Parties to this Agreement or otherwise relating to or affecting any of the assets or the conduct of business of the Company or any Subsidiary of the Company.
     4.10 Foreign Source Income. Each of Synergy and each Seller is classified as a foreign corporation for U.S. tax purposes or would be so classified if such classification were relevant for any purpose. More than 80% of the gross income of each of Synergy and each Seller for the past three years has been derived from sources without the United States.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Sellers and Synergy immediately prior to giving effect to the transactions contemplated by this Agreement and the Transaction Documents that:
     5.01 Incorporation; Qualification. Each of Buyer and the Relevant Buyer Affiliates is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate the properties and assets each currently owns, leases or operates and to carry on its business as is currently being conducted. Each of Buyer and the Relevant Buyer Affiliates is duly licensed or duly qualified to do business and is in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of each jurisdiction in which the character of the properties and assets that it now owns, leases or operates or the nature of the business it now conducts requires it to be so duly licensed or duly qualified, except where the failure to be so duly licensed or duly qualified does not constitute a Material Adverse Effect.
     5.02 Authorization of Agreement. Each of Buyer and the Relevant Buyer Affiliates has full corporate power and authority (a) to execute and deliver this Agreement and the Transaction Documents to which it is party, (b) to consummate the transactions contemplated by this Agreement and the Transaction Documents that are to be consummated by it, and (c) to perform all of the terms and conditions of this Agreement and the Transaction Documents that are to be performed by it. The execution and delivery by each of Buyer and the Relevant Buyer Affiliates of this Agreement and the Transaction Documents to which it is party, the consummation by each of Buyer and the Relevant Buyer Affiliates of the transactions contemplated by this Agreement and the Transaction Documents that are to be consummated by it and the performance by each of Buyer and the Relevant Buyer Affiliates of all of the terms and conditions of this Agreement that are to be performed by it have been duly authorized and approved by all requisite corporate action on the part of each of Buyer and the Relevant Buyer Affiliates. Each of Buyer and the Relevant Buyer Affiliates has duly and validly executed and delivered this Agreement and the Transaction Documents to which it is party. This Agreement and the Transaction Documents to which any of Buyer and the Relevant Buyer Affiliates are parties constitute the legal, valid and binding obligations of those of Buyer and the Relevant

Buyer Affiliates that are parties thereto, enforceable against each of those of Buyer and the Relevant Buyer Affiliates that are parties thereto in accordance with their respective terms and conditions, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law or under applicable legal codes).
     5.03 Consents and Approvals; No Violation. Except as set forth in Schedule 5.03, neither (a) the execution or delivery by each of Buyer and the Relevant Buyer Affiliates of this Agreement or any of the Transaction Documents to which it is party, nor (b) the fulfillment and compliance by each of Buyer and the Relevant Buyer Affiliates with the terms and conditions of this Agreement or the Transaction Documents to be complied with by it, nor (c) the consummation by each of Buyer and the Relevant Buyer Affiliates of the transactions contemplated by this Agreement and the Transaction Documents that are to be consummated by it will:
       (a) conflict with, result in a breach of or require the consent of any Person under any of the terms, conditions or provisions of the articles of association, memorandum of association, articles of incorporation, bylaws or equivalent governing instruments of Buyer or any Relevant Buyer Affiliate;
       (b) violate any provision of, or require any filing, consent, authorization, notice or approval under, any law, regulation, order, award, judgment, writ, injunction or decree applicable to, or binding upon, Buyer or any Relevant Buyer Affiliate; or
       (c) conflict with, result in a breach of or default (without regard to requirements of notice or the lapse of time or both) under, give rise to any right of termination, cancellation or acceleration under, or require any consent, authorization, notice or approval under, the terms, conditions or provisions of (i) any mortgage, note, bond, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which any of Buyer or the Relevant Buyer Affiliates is a party or by which any of them is bound or to which any of their properties is subject or (ii) any other agreement, contract, lease, license or other instrument to which any of Buyer or the Relevant Buyer Affiliates is a party or by which any of them is bound or to which any of their properties is subject;
except, in the case of clauses (b) and (c) of this Section 5.03, to the extent of any matters that do not, individually or in the aggregate, constitute a Material Adverse Effect.
     5.04 No Brokers. Neither Buyer or any Related Person of Buyer has, directly or indirectly, employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement or the Transaction Documents that might be entitled to a fee or commission from Synergy, Sellers, the Company or its Subsidiaries, or any Affiliate of Synergy upon the execution of this Agreement or the Transaction Documents or the consummation of the transactions contemplated by this Agreement and the Transaction Documents.
     5.05 Company Shares. Buyer has such knowledge and experience in financial and business matters as enables it to evaluate the merits and risks of an investment in the Company Shares and Westville has, independently and without reliance on Synergy, Sellers, the Company or its Subsidiaries or any Affiliate of Synergy, made its own credit analysis and decision to invest in the Company Shares. Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act. Buyer is acquiring the Company Shares for its own account and not with a view to its resale or redistribution in violation of the Securities Act. Buyer knows and understands that the Company Shares have not been registered under the Securities Act, that Buyer may not transfer the Company Shares except pursuant to an effective registration statement under the Securities Act or in a transaction which is exempt from the registration requirements of the Securities Act.
ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS
     6.01 Covenants of Synergy. Synergy shall cause each Seller and each other Related Person of Synergy to perform its duties, liabilities, covenants and obligations under, and in connection with, this Agreement and the other Transaction Documents.
     6.02 Covenant of Parent. Parent shall cause each Related Person of Parent to perform its duties, liabilities, covenants and obligations under, and in connection with, this Agreement and the other Transaction Documents.
     6.03 Obligations of the Joint Venture Companies. Each of Parent, Buyer, Synergy and Sellers shall vote or cause to be voted its shares and the shares of its Related Persons in, and shall take or cause to be taken all actions that may be taken as a result of its direct or indirect interests in, each Joint Venture Company to cause that Joint Venture Company to comply with its duties, liabilities, covenants and obligations under, and in connection with, this Agreement and the other Transaction Documents.
     6.04 Release. Without limiting any other provisions of this Agreement, the Parties agree that the rights, representations, warranties, covenants and any other obligations (whether in respect of the period prior to, on or after the date hereof) of Pride Entities, on the one hand, and Synergy Entities, on the other hand, to each other under any agreement, contract or other arrangement that is not an Excluded Agreement are immediately waived, surrendered and terminated in all respects. Parent shall cause the Pride Entities, and Synergy shall cause the Synergy Entities, to honor and give effect to the foregoing release.
     6.05 Removal from Litigation. If (and as soon as) it is possible under the litigation relating to the original contracts for the Amethyst family of rigs without materially adversely affecting, in Synergy’s reasonable opinion, Synergy’s profile for recovery of damages under such litigation, Synergy shall cause that (a) the Company and its Subsidiaries, Petrodrill Six, Petrodrill Seven and any other Affiliates of Parent be removed from such litigation and (b) any powers of attorney or other authorities held by any member of the Synergy and its Related Persons in respect of those companies be cancelled, terminated and returned to Pride.
     6.06 FCPA Matters.
       (a) From the Closing Date through the end of a period of five (5) years after the end of the Earn-Out Periods for both Rigs, the Pride Entities and their duly authorized representatives will have the right of access to, and the right of audit of, the books, payrolls, and records maintained by Sellers relating to any of the business or activities of the Company or the Petrodrills or any payments made under this Agreement. Sellers shall cause such records to be retained for the same period of time.
       (b) Sellers shall ensure that, with respect to any payment made hereunder, Sellers and all of their officers, directors, employees, agents, shareholders, owners (direct or indirect), partners, representatives, and consultants will comply with the Legislation and will not take any action which would cause any Party to be in violation of the Legislation.
       (c) If Sellers become aware that any of their officers, directors, employees, shareholders, or owners (direct or indirect) or a Family Member of any such persons is or has become a Government Official before the end of the Earn-Out Period for either Rig, they promptly shall so notify Parent and Buyer.
       (d) Sellers shall not engage in the Prohibited Conduct in respect of any payment made hereunder.
       (a) Sellers covenant that, with respect to any business or activities of the Company or the Petrodrills and any payments made under this Agreement, (i) Sellers and all of their officers, directors, employees, agents, shareholders, owners (direct or indirect), partners, representatives, and consultants shall not make, permit, or assist in making any off-the-books accounts, inadequately identified transactions, recording of non-existent expenditures, entry of liabilities with incorrect identification of their object or false documents; and (ii) Sellers shall keep books, accounts and records that, in reasonable detail, accurately and fairly reflect all transactions and disposition of funds.
     6.07 Further Assurances. From time to time before, on or after the Closing Date, each Party shall, as and when reasonably requested by any other Party, execute and deliver or cause to be executed and delivered to that other Party any and all additional agreements, documents, instruments, disclosures, certifications, undertakings and writings, and take or cause to be taken any and all further action, that, in the reasonable opinion of that other Party or its counsel, are required to consummate the transactions contemplated by this Agreement or any Transaction Document or to demonstrate or evidence compliance with the terms of this Agreement or any Transaction Document or the accuracy of any representation or warranty set forth in this Agreement or any Transaction Document.
ARTICLE VII
INDEMNIFICATION AND LIABILITY
     7.01 Seller’s Agreement to Indemnify. SYNERGY AND SELLERS SHALL, ON A JOINT AND SEVERAL BASIS, INDEMNIFY AND HOLD HARMLESS PARENT AND ITS RELATED PERSONS, WHICH (FOR THE AVOIDANCE OF DOUBT) FROM AND AFTER THE CLOSING INCLUDES THE COMPANY AND ITS SUBSIDIARIES (THE “BUYER INDEMNITEES”), FROM AND AGAINST ANY AND ALL DAMAGES ACTUALLY INCURRED BY ANY BUYER INDEMNITEE ARISING OUT OF OR RELATING TO ANY OF THE FOLLOWING MATTERS: (I) ANY CLAIM OR CLAIMS BY WORKSHIPS AGAINST THE COMPANY AND ITS SUBSIDIARIES FOR MANAGEMENT FEES WITH RESPECT TO THE RIGS, TO THE EXTENT SUCH CLAIM OR CLAIMS RELATES TO THE PERIOD PRIOR TO NOVEMBER 1, 2006; (II) THE FATALITY AT THE CIANBRO

SHIPYARD IN PORTLAND, MAINE RELATED TO THE AMETHYST IV THAT OCCURRED IN 2005 AND RELATED EVENTS; AND (III) ANY OTHER FACT, EVENT OR CIRCUMSTANCE KNOWN TO SYNERGY OR ANY RELATED PERSON OF SYNERGY (FOR THIS PURPOSE, ANY ACT OR OMISSION OF SYNERGY OR ANY RELATED PERSON OF SYNERGY SHALL BE DEEMED TO BE KNOWN TO SYNERGY) AND NOT DISCLOSED TO PARENT PRIOR TO NOVEMBER 1, 2006; provided that the indemnification obligations of Synergy and Sellers pursuant to this Section 7.01 (except to the extent arising out of or relating to (A) a breach by Synergy or any of its Related Persons of this Agreement, any Transaction Document or any other provision that survives Section 6.04 or (B) any act or omission by Synergy or any of its Related Persons on its own behalf or in its own name (as opposed to on behalf or in the name of the Company or either of the Petrodrills)) shall be limited to the difference equal to (a) 70% of any Damages actually incurred in the aggregate by Parent, Synergy and their respective Related Persons (whether as a past or present shareholder of the Company, by contract or other arrangement or otherwise) with respect to a particular matter, less (b) any such Damages actually incurred directly by Synergy and its Related Persons.
     7.02 Buyer’s Agreement to Indemnify. PARENT AND BUYER SHALL, ON A JOINT AND SEVERAL BASIS, INDEMNIFY AND HOLD HARMLESS SYNERGY AND ITS RELATED PERSONS (THE “SELLER INDEMNITEES”), FROM AND AGAINST ANY AND ALL DAMAGES ACTUALLY INCURRED BY ANY SELLER INDEMNITEE ARISING OUT OF THE CONDUCT OF THE BUSINESS OF THE COMPANY AND THE PETRODRILLS; provided that the indemnification obligations of Parent and Buyer pursuant to this Section 7.02 shall not apply to (a) the matters described in Section 7.01(i), (ii) and (iii) or (b) any Damages arising out of or relating to (i) a breach by Synergy or any of its Related Persons of this Agreement, any Transaction Document or any other provision that survives Section 6.04 or (ii) any act or omission by Synergy or any of its Related Persons on its own behalf or in its own name (as opposed to on behalf or in the name of the Company or either of the Petrodrills).
     7.03 Defense of Claims. Synergy or Parent, whichever is providing indemnification under Section 7.01 or Section 7.02 (the “Indemnifying Party”), shall have the right to assume the defense of any claim to the extent it is providing indemnification under Section 7.01 or Section 7.02, including employing legal counsel. If the Indemnifying Party does not promptly assume the defense of such claim, the indemnified Person may assume the defense of such claim, including employing legal counsel of its choice. If the Indemnifying Party assumes the defense of a claim, the indemnified Person has the right to employ at its own expense separate legal counsel and participate in the defense of the claim, but the Indemnifying Party shall not be liable for any settlement of a claim without its written consent to the settlement, which consent shall not be unreasonably withheld. In addition, the Indemnifying Party may settle the claim, provided it does not agree, without the consent of the indemnified Person, to any compromise or settlement that is not an unconditional release of the indemnified Person from all liabilities other than the payment of any money that will be paid by the Indemnifying Party. The costs of defending any claim by the indemnified Person, if the Indemnifying Party does not promptly assume the defense, shall be treated as Damages for purposes of Section 7.01 or Section 7.02, as applicable.
     7.04 Notice of Claim. Each notice of a claim for indemnification pursuant to this Article VII delivered by an indemnified Person to an Indemnifying Party shall set forth, with as much specificity as is reasonably practicable, the basis for the claim and, to the extent reasonably practicable, a reasonable estimate of the amount of Damages expected to be payable by the

Indemnifying Party pursuant its indemnification obligation under this Article VII (which estimate shall not be conclusive or binding in any way).
     7.05 No Set-off. The Indemnifying Party may not assert or claim any right of set-off regarding amounts that are owing or are claimed to be owing under this Article VII.
     7.06 Scope of Indemnities, Releases, Allocations of Liability and Waivers of Remedies, Damages or Recourse. TO THE EXTENT PERMITTED BY APPLICABLE LAW BUT EXCEPT AS OTHERWISE PROVIDED IN THE PROVISO TO SECTION 7.02, THE INDEMNITIES, RELEASES AND OTHER ALLOCATIONS AND WAIVERS OF, OR OTHER LIMITATIONS ON, REMEDIES, LIABILITIES RECOURSE OR OTHER DAMAGES IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (THE “LIABILITY LIMITATIONS”) SHALL APPLY NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE (INCLUDING GROSS NEGLIGENCE), WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE, OF THE PERSON ATTEMPTING TO ENFORCE THE BENEFIT OF THE LIABILITY LIMITATION OR WHETHER ASSERTED IN CONTRACT, IN WARRANTY, IN TORT, BY STATUTE OR OTHERWISE.
ARTICLE VIII
TAXES
     8.01 Liability for Taxes.
       (a) The Company shall be responsible for filing or causing to be filed all Tax Returns or reports of the Company and each of its Subsidiaries and for making or causing to be made any required payments with respect to those returns or reports.
       (b) Unless the Buy-Sell Parties otherwise agree in writing, or unless a Party which is required to prepare a Tax Return shall have received an opinion of counsel that there is no reasonable basis for preparing such return in compliance with the remainder of this sentence, all Tax Returns (including amendments thereto) described in Section 8.01(a) filed after the date of this Agreement for any taxable period ending on or before or including the Closing Date, in the absence of a controlling change in law, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Upon request of a nonresponsible Buy-Sell Party, the party responsible for preparation of a particular Tax Return for such periods under this Section 8.01(b) shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such nonresponsible Party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.
       (c) Notwithstanding any other provision of this Agreement to the contrary, any liability for stock transfer Taxes, stamp Taxes or similar Taxes incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents shall be borne by the Company, and the Company shall file, to the extent required by law, all necessary Tax Returns and other documentation with respect to all such Taxes.

       (d) Sellers will cooperate with Buyer to enable the Company and/or either or both of the Petrodrills to elect to be classified for U.S. federal tax purposes as a partnership or a disregarded entity pursuant to Treas. Reg. section 301.7701-3 if and when Buyer, in its sole discretion, determines that one or more of such elections will be made and requests such cooperation. If Sellers are required to pay any U.S. federal income taxes solely as a result of an election made pursuant to this Section 8.01(d), Buyer shall reimburse Sellers for those U.S. federal income taxes; provided, however, that this sentence, as applicable to a Seller, shall have no force or effect if that Seller is or has ever been engaged in any U.S. trade or business or is or has ever been otherwise subject to U.S. federal income taxes for any reason other than an election made pursuant to this Section 8.01(d).
     8.02 Cooperation. Each Party shall provide another Party with any assistance that may reasonably be requested by that other Party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing authority or any judicial or administrative proceedings relating to liability for Taxes, and each of the Parties shall retain and provide the requesting party with any records or information that may be relevant to such Tax Return, audit, examination, proceedings or determination. The information obtained by each Party pursuant to this Section 8.02 or pursuant to any other Section of this Agreement providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.
ARTICLE IX
REMEDIES CUMULATIVE
     Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude assertion by any Party of any other rights or the seeking of any other remedies, including equitable remedies.
ARTICLE X
EXPENSES
     Except to the extent specifically provided in this Agreement and whether or not the transactions contemplated by this Agreement and the Transaction Documents are consummated, all legal and other costs and expenses in connection with this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents shall be borne by the Party that incurred such costs and expenses.
ARTICLE XI
MISCELLANEOUS
     11.01 Survival of Representations and Warranties; No Other Representations. The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection with this Agreement shall survive the Closing. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER PROVISION THAT SURVIVES SECTION 6.04, NEITHER SELLERS NOR ANY OF THEIR RESPECTIVE RELATED PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER PROVISION THAT SURVIVES SECTION 6.04, THE DRILLPETRO

SHARES, TECHDRILL SHARES AND ANY PROPERTY OR ASSETS OWNED BY OR IN THE POSSESSION OF THE COMPANY OR THE PETRODRILLS OR OTHERWISE USED IN CONNECTION WITH THE BUSINESS OF THE COMPANY OR THE PETRODRILLS THAT MAY BE CONVEYED PURSUANT TO THIS AGREEMENT (COLLECTIVELY, THE “CONVEYED PROPERTY”) SHALL BE CONVEYED “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS” IN THEIR CONDITION ON NOVEMBER 1, 2006 AND THAT NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, INCLUDING THOSE OF VALUE, PHYSICAL CONDITION, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, SHALL EXTEND TO ANY OF THE CONVEYED PROPERTY AND THAT THOSE OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
     11.02 Notices. All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been given when actually delivered to the recipient by internationally recognized courier, telecopy or personal delivery. Such notices and other communications shall be sent to the Parties at the respective addresses indicated below:

(A)	If to Buyer, Parent or the Company, to:

Pride International, Inc.
Attn: Corporate Secretary
5847 San Felipe, Suite 3300
Houston, Texas 77057
Telecopy: +1 713-914-9796

(B)	If to Synergy or the Sellers, to:

Synergy Group Corp.
Rua Colombus 282,
Villa Leopoldina,
Sao Paulo
Brazil
Telecopy: +55 11-3832-2776
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
     11.03 Entire Agreement; No Waivers. This Agreement, together with the Schedules and Exhibits to this Agreement, sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings relating to the subject matter of this Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties or conditions of this Agreement may be waived, only by a written instrument executed by all of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of that Party later to enforce that provision. No waiver by any Party of any condition, or of the breach of any term, provision, representation or warranty contained in this Agreement or in any written statements, certificates or other such documents to be delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as (i) a further or continuing waiver of any such condition or breach, (ii) a waiver of any other condition or breach or (iii) a breach of any other term, provision, representation or warranty.
     11.04 Governing Law; Jurisdiction; Venue. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES OF THOSE LAWS THAT WOULD APPLY THE LAWS OF A DIFFERENT JURISDICTION. THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE NOT TO COMMENCE ANY SUCH PROCEEDINGS EXCEPT IN THE CHOSEN COURT. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN THE CHOSEN COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN THE CHOSEN COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING, TO THE EXTENT THE OBTAINMENT OR ENFORCEMENT OF A REMEDY BEING SOUGHT BY A PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT IS NOT POSSIBLE IN THE CHOSEN COURT BECAUSE (A) THE CHOSEN COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, (B) THE CHOSEN COURT DOES NOT HAVE THE ABILITY TO GRANT THE REMEDY SOUGHT OR (C) THE JUDGMENT OF THE CHOSEN COURT MAY ONLY BE ENFORCED IN ANOTHER COURT, SUCH REMEDY MAY BE PURSUED OR ENFORCED IN A COURT OTHER THAN THE CHOSEN COURT BUT ONLY TO THE EXTENT REQUIRED TO OVERCOME THE APPLICABLE IMPEDIMENT SET FORTH IN ITEM (A), (B) OR (C) OF THIS SENTENCE.
     11.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.06 Assignments and Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party shall assign this Agreement or any part of this Agreement without the prior written consent of the other Party, except that any Party may, at any time after the Closing, assign its rights but not its obligations under this Agreement to an Affiliate. This Agreement is intended solely for the benefit of the Parties and nothing in this Agreement shall be construed to create any right in, any duty to, any standard of care with reference to, or any liability to, any person that is not a Party, other than those created by Section 6.04 in favor of the beneficiaries thereof.
     11.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any Party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated by this Agreement may be completed to the extent possible.
     11.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original and all of which together shall constitute but one and the same agreement.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

WESTVILLE MANAGEMENT CORPORATION
By:	/s/ Alejandro Cestero
	Name:	Alejandro Cestero
	Title:	Vice President, Secretary

DRILLPETRO INC.
By:	/s/ Michael Welch
	Name:	Michael Welch
	Title:	Director

TECHDRILL INC.
By:	/s/ Michael Welch
	Name:	Michael Welch
	Title:	Director

SYNERGY GROUP CORP.
By:	/s/ Michael Welch
	Name:	Michael Welch
	Title:	Treasurer

PRIDE INTERNATIONAL, INC.
By:	/s/ Brian C. Voegele
	Name:	Brian C. Voegele
	Title:	Senior Vice President, Chief Financial Officer

PRIDE AMETHYST II LTD.
By:	/s/ Bobby E. Benton
	Name:	Bobby E. Benton
	Title:	Vice President

Omitted Schedules
     The schedules to this Agreement have been omitted pursuant to Item 601 of Regulation S-K. Pride International, Inc. agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request. The contents of these omitted schedules is identified below.

Schedule 1.01A	Excluded Agreements

Schedule 3.02(a)	Agreements subject to cancellation and termination pursuant to Section 3.02(a)

Schedule 3.02(b)	Agreements subject to partial release and discharge pursuant to Section 3.02(b)

Schedule 3.02(c)	Agreements to be supplemented pursuant to Section 3.02(c)

Schedule 3.02(f)	Directors and officers resigning pursuant to Section 3.02(f)

Schedule 4.03	Consent and approvals; no violations

Schedule 4.06	Liabilities to Sellers

Schedule 4.08	Disclosure

Schedule 5.03	Consent and approvals; no violations